UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No.           )*
RTI International Metals, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
74973W107
(CUSIP Number)
May 4, 2011
(Date of Event which Requires filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐ Rule 13d-1(b)
☑ Rule 13d-1(c)
☐ Rule 13d-1(d)
* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) DBD Cayman Holdings, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,591,925

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,591,925

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,591,925

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.3%

12	TYPE OF REPORTING PERSON

	OO (Cayman Islands Exempt Company)

CUSIP No.	74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) DBD Cayman, Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,591,925

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,591,925

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,591,925

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.3%

12	TYPE OF REPORTING PERSON

	OO (Cayman Islands Exempt Company)

CUSIP No.	74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TCG Holdings Cayman II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,591,925

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,591,925

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,591,925

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.3%

12	TYPE OF REPORTING PERSON

	PN (Cayman Islands Exempt Limited Partnership)

CUSIP No.	74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group Cayman Investment Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,591,925

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,591,925

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,591,925

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.3%

12	TYPE OF REPORTING PERSON

	PN (Cayman Islands Exempt Limited Partnership)

CUSIP No.	74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) TC Group CSP II, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,591,925

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,591,925

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,591,925

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.3%

12	TYPE OF REPORTING PERSON

	OO (Delaware limited liability company)

CUSIP No.	74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CSP II General Partner, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,591,925

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,591,925

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,591,925

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.3%

12	TYPE OF REPORTING PERSON

	PN (Delaware Limited Partnership)

CUSIP No.	74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) Carlyle Strategic Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,538,451

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,538,451

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,538,451

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.1%

12	TYPE OF REPORTING PERSON

	PN (Delaware Limited Partnership)

CUSIP No.	74973W107

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only) CSP II Coinvestment, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☑

3	SEC USE ONLY

4	CITIZEN OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		53,474

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		53,474

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	53,474

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	Not Applicable

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0.2%

12	TYPE OF REPORTING PERSON

	PN (Delaware Limited Partnership)

ITEM 1. (a)	Name of Issuer:

RTI International Metals, Inc. (the “Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

Westpointe Corporate Center One, 5th Floor 1550 Coraopolis Heights Road Pittsburgh, Pennsylvania 15108-2973

ITEM 2. (a)	Name of Person Filing:

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

DBD Cayman Holdings, Ltd.
DBD Cayman, Ltd.
TCG Holdings Cayman II, L.P.
TC Group Cayman Investment Holdings, L.P.
TC Group CSP II, L.L.C.
CSP II General Partner, L.P.
Carlyle Strategic Partners II, L.P.
CSP II Coinvestment, L.P.

(b)	Address of Principal Business Office:

The address for each of DBD Cayman Holdings, Ltd., DBD Cayman, Ltd., TCG Holdings Cayman II, L.P. and TC Group Cayman Investment Holdings, L.P. is:
c/o Walkers Corporate Services Limited,
Walker House,
87 Mary Street,
George Town, Grand Cayman
KY1-9001, Cayman Islands.

The address for each of TC Group CSP II, L.L.C., CSP II General Partner, L.P., Carlyle Strategic Partners II, L.P. and CSP II Coinvestment, L.P. is:
c/o The Carlyle Group
1001 Pennsylvania Ave. NW
Suite 220 South
Washington, D.C. 20004-2505.

(c)	Citizenship of each Reporting Person is:

DBD Cayman Holdings, Ltd. — Cayman Islands
DBD Cayman, Ltd. — Cayman Islands
TCG Holdings Cayman II, L.P. — Cayman Islands
TC Group Cayman Investment Holdings, L.P. — Cayman Islands
TC Group CSP II, L.L.C. — Delaware
CSP II General Partner, L.P. — Delaware
Carlyle Strategic Partners II, L.P. — Delaware
CSP II Coinvestment, L.P. — Delaware

(d)	Title of Class of Securities:

Common Stock

(e)	CUSIP Number:

74973W107

ITEM 3.
          Not applicable.
ITEM 4. Ownership
Ownership (a-c)
     The ownership information presented below represents beneficial ownership of Common Stock, $0.01 par value of the Issuer (the “Shares”), as of May 9, 2011.

						Shared
						power to
					Sole power to	dispose or
					dispose or to	to direct
	Amount			Shared power to	direct the	the
	beneficially	Percent	Sole power to vote	vote or to direct	disposition	disposition
Reporting Person	owned	of class:	or direct the vote:	the vote:	of:	of:
DBD Cayman Holdings, Ltd.	1,591,925	5.3%	0	1,591,925	0	1,591,925
DBD Cayman, Ltd.	1,591,925	5.3%	0	1,591,925	0	1,591,925
TCG Holdings Cayman II, L.P.	1,591,925	5.3%	0	1,591,925	0	1,591,925
TC Group Cayman Investment Holdings, L.P.	1,591,925	5.3%	0	1,591,925	0	1,591,925
TC Group CSP II, L.L.C.	1,591,925	5.3%	0	1,591,925	0	1,591,925
CSP II General Partner, L.P.	1,591,925	5.3%	0	1,591,925	0	1,591,925
Carlyle Strategic Partners II, L.P.	1,538,451	5.1%	0	1,538,451	0	1,538,451
CSP II Coinvestment, L.P.	53,474	0.2%	0	53,474	0	53,474
     Carlyle Strategic Partners II, L.P. (“CSP II”) and CSP II Coinvestment, L.P. (“Coinvestment”) are the record owners of 1,538,451 Shares and 53,474 Shares, respectively. CSP II General Partner, L.P. is the general partner of both CSP II and Coinvestment. The sole general partner of CSP II General Partner, L.P. is TC Group CSP II, L.L.C., a limited liability company that is wholly owned by TC Group Cayman Investment Holdings, L.P. The sole general partner of TC Group Cayman Investment Holdings, L.P. is TCG Holdings Cayman II, L.P. The sole general partner of TCG Holdings Cayman II, L.P. is DBD Cayman, Ltd.. The sole shareholder of DBD Cayman, Ltd. is DBD Cayman Holdings, Ltd. Accordingly, each of CSP II General Partner, L.P., TC Group CSP II, L.L.C., TC Group Cayman Investment Holdings, L.P., TCG Holdings Cayman II, L.P., DBD Cayman, Ltd. and DBD Cayman Holdings, Ltd. may be deemed to be beneficial owners of the Shares held by CSP II and Coinvestment.
     DBD Cayman Holdings, Ltd. is controlled by its ordinary members, and all action relating to the voting or disposition of the Shares requires approval of a majority of the ordinary members. William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein are the ordinary members of DBD Cayman Holdings, Ltd. and, in such capacity, may be deemed to share beneficial ownership of Shares beneficially owned by DBD Cayman Holdings, Ltd. Such individuals expressly disclaim any such beneficial ownership.
ITEM 5. Ownership of Five Percent or Less of a Class
          Not applicable.
ITEM 6. Ownership of More than Five Percent on Behalf of Another Person
          Not applicable.

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
          Not applicable
ITEM 8. Identification and Classification of Members of the Group
          Not applicable.
ITEM 9. Notice of Dissolution of Group
          Not applicable.
ITEM 10. Certification
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: May 10, 2011

DBD Cayman Holdings, Ltd.
By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Ordinary Member

DBD Cayman, Ltd.
By:	DBD Cayman Holdings, Ltd.,
its sole shareholder

By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Ordinary Member

TCG Holdings Cayman II, L.P.
By:	DBD Cayman, Ltd.,
its general partner

By:	DBD Cayman Holdings, Ltd.,
its sole shareholder

By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Ordinary Member

TC Group Cayman Investment Holdings, L.P.
By:	TCG Holdings Cayman II, L.P.,
its general partner

By:	DBD Cayman, Ltd.,
its general partner

By:	DBD Cayman Holdings, Ltd.,
its sole shareholder

By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Ordinary Member

TC Group CSP II, L.L.C.
By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Managing Director

CSP II General Partner, L.P.
By:	TC Group CSP II, L.L.C.,
its general partner

By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Managing Director

Carlyle Strategic Partners II, L.P.
By:	CSP II General Partner, L.P.,
its general partner

By:	TC Group CSP II, L.L.C.,
its general partner

By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Managing Director

CSP II Coinvestment, L.P.
By:	CSP II General Partner, L.P.,
its general partner

By:	TC Group CSP II, L.L.C.,
its general partner

By:	/s/ R. Rainey Hoffman as Attorney-in-Fact for David M. Rubenstein
	Name:	David M. Rubenstein
	Title:	Managing Director

LIST OF EXHIBITS

Exhibit No.	Description
99.1	Joint Filing Agreement

99.2	Power of Attorney